EXHIBIT 10.1

HERMAN MILLER, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

This certifies that Herman Miller, Inc. (the "Company") has on July 19, 2010 (the "Award Date"), granted to NAME (the "Participant") an award (the "Award") of SHARES_GRANTED restricted stock units (the "Restricted Stock Units") pursuant to and under the Herman Miller, Inc. Long-Term Incentive Plan (the "Plan") (a copy of which has been provided to the Participant). Each Restricted Stock Unit represents the right to receive one (1) share of Herman Miller, Inc. Common Stock, $.20 par value per share ("Common Stock"), plus an additional amount pursuant to Section 1(b), subject to certain restrictions and on the terms and conditions contained in this Award and the Plan. The Plan is incorporated into this Award by reference, and in the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

1. Rights of the Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 2, 3 or 4.

(b) Additional Restricted Stock Units. As long as Participant holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to Participant, as of each date that the Company pays a Dividend (as defined below) in cash to holders of Common Stock (the "Dividend Payment Date"), an additional number of Restricted Stock Units ("Additional Restricted Stock Units") equal to:

(i) The total number of Restricted Stock Units and Additional Restricted Stock Units credited to Participant under this Award as of the close of business on the record date for such Dividend, multiplied by

(ii) The dollar amount of the Dividend paid per share of Common Stock by the Company on such Dividend Payment Date, divided by

(iii) The Fair Market Value of a share of Common Stock on such Dividend Payment Date.

The term "Dividend" shall include all dividends, whether normal or special, and whether payable in cash, Common Stock, or other property.

The calculation of Additional Restricted Stock Units shall be carried to four (4) decimal places, and any fractional Restricted Stock Unit resulting from such calculation shall be included in the Participant's Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to Participant periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall vest and be subject to the same terms and conditions as the Restricted Stock Units to which such Additional Restricted Stock Units relate, and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Additional Restricted Stock Units were credited are forfeited.

(c) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Subsection 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 2, 3 or 4, all restrictions with respect to the distribution of the Restricted Stock Units have lapsed, and any tax withholding obligations related to such Restricted Stock Units have been satisfied pursuant to Section 8, the Company shall, within sixty (60) days, cause to be issued to the Participant or the Participant's legal representatives, beneficiaries or heirs, as the case may be, a stock certificate or book entry representing the number of shares of Common Stock in payment of such vested whole Restricted Stock Units and Additional Restricted Stock Units, unless a valid deferral has been made pursuant to Section 7, in which case such distribution shall be made within sixty (60) days after the date to which distribution has been deferred. The value of any fractional Additional Restricted Stock Unit shall be paid in cash at the time certificates are delivered to Participant in payment of the Restricted Stock Units and Additional Restricted Stock Units based on the Fair Market Value of a share of Common Stock on the day preceding the date of distribution.

2. Vesting. Subject to the terms and conditions of this Award, the Restricted Stock Units shall vest on the third (3rd) anniversary of the Award Date if Participant remains continuously employed by the Company or a Subsidiary. For purposes of this Award, a Participant who begins a leave of absence from the Company or a Subsidiary after the Award Date and who returns to employment with the Company or a Subsidiary prior to the third (3rd) anniversary of the Award Date or prior to any other event causing early vesting under Sections 3 or 4 following the leave of absence shall be considered to be continuously employed during the leave of absence.

3. Forfeiture or Early Vesting Upon Termination of Employment.

(a) Termination of Employment Generally. Except as provided in subsections (b), (c), (d), and (e) of this Section 3, if, prior to vesting of the Restricted Stock Units pursuant to Section 2 or 4, Participant ceases to be an employee of the Company or a Subsidiary, then Participant's rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive Additional Restricted Stock Units issued in respect of unvested Restricted Stock Units.

(b) Death. If Participant dies while employed by the Company or a Subsidiary and has complied with Section 2 prior to the time that his Restricted Stock Units become vested, then all of his or her unvested Restricted Stock Units shall become immediately vested as of the date of death. No transfer by will or the applicable laws of descent and distribution of any Restricted Stock Units that vest by reason of Participant's death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

(c) Disability. If Participant's employment by the Company or Subsidiary is terminated due to Participant's failure to return to work as the result of a "Disability" and has complied with Section 2 and becomes subject to a "Disability", prior to the time that his or her Restricted Stock Units become vested, then all of his or her unvested Restricted Stock Units shall become immediately vested, as of the date the Participant incurred such Disability.

For purposes of this Award, a Participant shall be considered to have incurred a "Disability" at such time as the Participant:

(i) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, or

(ii) Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving benefits for a period of not less than three (3) months under a disability plan maintained by the Company.

(d) Retirement. If Participant's employment by the Company or Subsidiary is terminated by reason of Participant's Retirement during the first 12 months after the Award Date and prior to the time that his Restricted Stock Units have otherwise become vested, then a portion of his or her unvested Restricted Stock Units shall become immediately vested as of the date the Participant retires. The portion of the Restricted Stock Unites that shall vest upon the date of the Participant's retirement will be determined by multiplying the sum of Participant's Restricted Stock Units granted under this Award and any related Additional Restricted Stock Units by a fraction, the numerator of which is the number of calendar months, beginning on the Award Date and ending on the date the Participant retires during which the Participant was employed by the Company, and the denominator of which is 12. If Participant terminates his or her employment through retirement after the initial 12 month period, all of his or her Restricted Stock Units will be fully vested. “Retires” or “Retirement” shall mean retirement under the Company's qualified retirement Plans.

(e) Termination of Employment without Cause. Except as provided in Paragraph (i), below, if the Company or a Subsidiary terminates the Participant's employment without "Cause" (as defined below) prior to the time that Participant's Restricted Stock Units become vested, then a portion of his or her unvested Restricted Stock Units shall become immediately vested as of the date the Company or a Subsidiary terminates the Participant's employment without Cause. The portion of Restricted Stock Units that shall vest upon the Company's or a Subsidiary's termination of the Participant's employment without Cause is determined by multiplying the sum of Participant's Restricted Stock Units granted under this Award and related Additional Restricted Stock Units by a fraction, the numerator of which is the number of calendar months, beginning on the Award Date and ending on the date of Company's or Subsidiary's termination of Participant's employment without Cause, that Participant was employed by the Company or a Subsidiary, and the denominator of which is 36.

(i) Notwithstanding the foregoing, if the Participant is a "Key Employee" (as defined in subsection (f) of this Section 3), such pro rata portion of Participant's Restricted Stock Units shall become vested as provided above, but the conversion to Common Stock and the distribution of Common Stock to the Participant shall not occur until on the earlier of:

(A) The date which is six (6) months after the date the Company terminates the Participant's employment without Cause, or

(B) The date of Participant's death.

(ii) For purposes of this subsection (e), "Cause" shall mean:

(A) A material breach by the Participant of those duties and responsibilities of the Participant which do not differ in any material respect from the duties and responsibilities of the Participant during the 90-day period immediately prior to such breach (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(B) The commission by the Participant of a felony involving moral turpitude.

(f) Key Employee. For purposes of subsection (e) of this Section 3, a "Key Employee" is a Participant who, at any time during the year in which his or her employment with the Company terminated, was:

(i) An officer of the Company whose compensation from the Company for the year was more than $135,000, as adjusted pursuant to Code Section 416(i)(1)(A);

(ii) A more than 5% owner of the Company; or

(iii) A more than 1% owner of the Company with annual compensation from the Company of more than $150,000.

For purposes of this subsection (f), the term "owner" will include ownership attributed to the Participant under the rules of Code Section 318; provided, however, that the rules of Code Section 414(b), (c), and (m) do not apply for purposes of determining ownership of the Company.

4. Early Vesting Upon a Change in Control Event. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a "Change in Control Event," all of the Participant's Restricted Stock Units shall become immediately and unconditionally vested. "Change in Control Event" means a "Change in Ownership," a "Change in Effective Control," or a "Change in Ownership of the Company's Assets" as defined below.

(a) A "Change in Ownership" occurs on the date that any one person, or more than one person acting as a group (as such term is described in subsection (d) of this Section 4), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total Fair Market Value or total voting power of the stock of the Company, subject to the following:

(i) If any one person, or more than one person acting as a group (as such term is described in subsection (d) of this Section 4), is considered to own more than 50 percent of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock in the Company by the same person or persons is not considered to cause a Change in Ownership (or to cause a Change in Effective Control under subsection (b) of this Section 4); and

(ii) An increase in the percentage of stock owned by any one person, or persons acting as a group (as such term is described in subsection (d) of this Section 4), as a result of a transaction in which the Company acquired stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection (a).

This subsection (a) shall apply only when there is a transfer of stock of the Company (or issuance of stock of the Company), and stock in the Company remains outstanding after the transaction.

(b) A "Change in Effective Control" of the Company occurs on the date that either:

(i) Any one person, or more than one person acting as a group (as such term is described in subsection (d) of this Section 4), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, or

(ii) A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c) A "Change in the Ownership of the Company's Assets" occurs on the date that any one person, or more than one person acting as a group (as such term is described in subsection (d) of this Section 4), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total "Gross Fair Market Value" equal to or more than 40 percent of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(i) "Gross Fair Market Value" means the value of the assets of the Company, or the value of assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii) There is no Change in the Ownership of the Company's Assets when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in the Ownership of the Company's Assets if the assets are transferred to:

(A) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C) A person, or more than one person acting as a group (as such term is described in subsection (d) of this Section 4), that owns, directly or indirectly, at least 50 percent of the total Fair Market Value or voting power of all the outstanding stock of the Company; or

(D) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (C).

Except as otherwise provided, for purposes of this Paragraph (ii), a person's status is determined immediately after the transfer of assets.

(d) For purposes of subsections (a), (b) and (c) of this Section 4, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

5. Restriction on Transfer. The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant.

6. Adjustments to Restricted Stock Units. In the event that any Dividend other than a cash Dividend or other distribution (whether in the form of shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting Common Stock would be reasonably likely to result in the material diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock that Participant would have received upon vesting of the Restricted Stock Units; provided, however, that the number of shares of Common Stock into which the Restricted Stock Units may be converted shall always be a whole number.

 7. Deferral of Distribution. A Participant may elect to defer the conversion of Restricted Stock Units granted under this Award and related Additional Restricted Stock Units into Common Stock and the issuance of such Common Stock with respect thereto to a time later than that provided under subsection (c) of Section 1. The Participant must file such election with the Committee at least 12 months prior to the date provided under subsection (c) of Section 1 that such Restricted Stock Units are scheduled to be converted into Common Stock and issued to the Participant. The Participant must specify in the election the date on which the Restricted Stock Units granted under this Award and the related additional Restricted Stock Units will be converted to Common Stock and issued to Participant. The date elected must be at least five (5) years later than the date on which the Restricted Stock Units would have been converted to Common Stock and issued to the Participant under subsection (c) of Section 1.

8. Tax Withholding.

(a) In order to comply with all applicable federal, state, and local tax withholding laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal, state, and local tax obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock Units, by any of the following means or by a combination of such means set forth below. If the Participant fails to notify the Company of his or her election, the Company shall withhold shares of common stock as described in subsection (ii) below.

(i) Tendering a payment to the Company in the form of cash, check (bank check, certified check or personal check) or money order payable to the Company;

(ii) Authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant a number of such shares having a Fair Market Value as of the date that the amount of the tax to be withheld is to be determined (the "Tax Date), which shall be the date the Restricted Stock Units vest, less than or equal to the minimum amount of the Company's withholding tax obligation; or

(iii) Delivering to the Company unencumbered shares of Common Stock already owned by Participant having as of the Tax Date a Fair Market Value less than or equal to the minimum amount of the Company's withholding tax obligation. Any shares already owned by Participant referred to in this Paragraph (iii) must have been owned by Participant for no less than six (6) months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock or other restricted stock units.

The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share. Participant's election must be made on or before the date that the amount of tax to be withheld is determined.

9. Miscellaneous.

(a) Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b) The Company shall not be required to deliver any shares of Common Stock upon vesting of any Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c) An original record of this Award and all the terms hereof, executed by the Company and accepted and acknowledged by the Participant, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

HERMAN MILLER, INC.

/s/ Brian C. Walker
 Chief Executive Officer